PILGRIM'S PRIDE CORPORATION ANNOUNCES EXTENSION OF
TEMPORARY COVENANT WAIVER WITH LENDERS

PITTSBURG, Texas, October 27, 2008 – Pilgrim's Pride Corporation (NYSE: PPC) today announced that it has reached an agreement with its lenders to extend the temporary waiver under its credit facilities through November 26, 2008. Lenders have also agreed to provide continued liquidity under credit facilities during this same period in accordance with the terms of the waiver agreements.

The company and its advisors have been working diligently on a comprehensive business plan that addresses the financial and operational challenges currently facing Pilgrim’s Pride and the chicken industry. The extension announced today provides Pilgrim’s Pride with flexibility while it continues to evaluate its opportunities to refinance and recapitalize its business. The company is working toward a solution to improve its long-term liquidity and position itself to capitalize on its strategic advantages.

The Company stated:

We have made significant progress in developing an appropriate and effective strategic response to the issues facing Pilgrim’s Pride and we look forward to executing against that plan. Lenders have been constructive and supportive throughout this challenging period and we believe that like us, they are encouraged by recent industry egg set data and the continued decline in grain and other feed ingredient prices, which if sustained should bode well for our Company and the industry as a whole. In fact, the annualized benefit of the current feed ingredient prices relative to those that existed at the time of the Company’s third fiscal quarter conference call held on July 29, 2008; is approximately $1.1 billion. We look forward to working with all of our stakeholders throughout this process.

Pilgrim’s Pride also announced that the company intends to exercise its 30-day grace period in making the $25.7 million interest payment due November 3, 2008, on its 7 5/8% Senior Notes and 8 3/8% Senior Subordinated Notes. Additional details can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

As previously announced, the Company has retained Lazard as its investment banker to provide strategic advice regarding refinancing and recapitalization opportunities and Bain Corporate Renewal Group to work with management on a range of strategic issues and operational improvements.

About Pilgrim’s Pride

Pilgrim's Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico. Pilgrim's Pride employs approximately 50,000 people and operates 35 chicken processing plants and 11 prepared-foods facilities. Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to anticipated hedging gains or losses and changes in pricing, demand and market conditions for chicken products and profitability, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients and chicken; compliance with covenants in credit facilities in a volatile and adverse market; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; inability to consummate, or effectively integrate, any acquisition or realize the associated cost savings and operating synergies currently anticipated; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact: Investors:

Gary Rhodes

Vice President, Corporate Communications & Investor Relations

(903) 434-1495

Media:

Ray Atkinson

Director, Corporate Communications

(903) 434-1811